UNITED STATES	OMB APPROVAL
SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0145
Washington, D.C. 20549	Expires: February 28, 2009
SCHEDULE 13G	Estimated average burden hours per response. . 10.4

Under the Securities Exchange Act of 1934
(Amendment No.     )*

VISICU, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

92831L 20 4

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 92831L 20 4

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Partech U.S. Partners IV LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,166,162

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 3,166,162

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,166,162

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.8%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 92831L 20 4

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) 47th Parallel LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,166,162

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 3,166,162

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,166,162

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 9.8%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 92831L 20 4

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Double Black Diamond II LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 120,635

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 120,635

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 120,635

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.4%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 92831L 20 4

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) ParVenture Japan Managers LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 40,211

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 40,211

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 40,211

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 92831L 20 4

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Multinvest LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Cayman Islands

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 40,211

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 40,211

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 40,211

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 92831L 20 4

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) 45th Parallel LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 80,424

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 80,424

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 80,424

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.2%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 92831L 20 4

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Par SF LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,246,586

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 3,246,586

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,246,586

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.1%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 92831L 20 4

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Vendome Capital LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,362,312

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 3,362,312

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,362,312

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.4%

12.	Type of Reporting Person (See Instructions) OO

CUSIP No. 92831L 20 4

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Thomas G. McKinley

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization United States

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 50,000

	6.	Shared Voting Power 3,482,947

	7.	Sole Dispositive Power 50,000

	8.	Shared Dispositive Power 3,482,947

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,532,947

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.9%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 92831L 20 4

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Vincent R. Worms

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization France

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0

	6.	Shared Voting Power 3,407,432

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 3,407,432

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 3,407,432

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 10.6%

12.	Type of Reporting Person (See Instructions) IN

Item 1.
	(a)	Name of Issuer VISICU, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 217 East Redwood Street, Suite 1900, Baltimore, MD 21202

Item 2.
(a)

Name of Person Filing
This statement is filed by Partech U.S. Partners IV LLC, 47th Parallel LLC, Multinvest LLC, ParVenture Japan Managers LLC, 45th Parallel LLC, Double Black Diamond II LLC, Vendome Capital LLC, Par SF LLC, Thomas G. McKinley and Vincent R. Worms.

(b)

Address of Principal Business Office or, if none, Residence
Principal office for Partech U.S. Partners IV LLC, 47th Parallel LLC, 45th Parallel LLC and Par SF LLC:

1209 Orange Street, Wilmington, DE 19801

Principal office for Double Black Diamond II LLC, Multinvest LLC, and ParVenture Japan Managers LLC:

Ugland House, South Church Street, Georgetown, Grand Cayman, Cayman Islands

Principal office for Vendome Capital LLC:

325 Front Street, PMB 410, Evanston, WY 82930

Principal office for Thomas G. McKinley and Vincent R. Worms:

50 California Street, Suite 3200, San Francisco, CA 94111

(c)

Citizenship
Partech U.S. Partners IV LLC- United States

47th Parallel LLC- United States

45th Parallel LLC- United States

Vendome Capital LLC- United States

Par SF LLC- United States

Thomas G. McKinley - United States

Double Black Diamond II LLC-Cayman Islands

Multinvest LLC-Cayman Islands

ParVenture Japan Managers LLC-Cayman Islands

Vincent R. Worms - France

	(d)	Title of Class of Securities Common stock
	(e)	CUSIP Number 92831L 20 4

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:
	(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
	(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
	(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
	(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).
	(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
	(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
	(g)	☐	A parent holding company or control person in accordance with § 240.13d-1(b)(1)(ii)(G);
	(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
	(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
	(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

Item 4.	Ownership
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)

Amount beneficially owned:

Partech U.S. Partners IV LLC ("Partech IV") is recordholder of 3,166,162 shares of common stock of the Issuer as of December 31, 2006.  47th Parallel LLC ("47th Parallel") is the managing member of Partech IV, Par SF LLC ("Par SF") the managing member of 47th Parallel, Vincent R. Worms ("Worms") and Vendome Capital LLC ("Vendome") the managing members of Par SF and Thomas G. McKinley ("McKinley"), the managing member of Vendome, may be deemed to share voting and dispositive power over the shares held by Partech IV.  Such persons and entities disclaim beneficial ownership of shares held by Partech IV except to the extent of pecuniary interest therein.

Multinvest LLC ("Multinvest") is recordholder of 40,211 shares of common stock of the Issuer as of December 31, 2006.  ParVenture Japan Managers LLC ("ParVenture Japan") is the managing member of Multinvest,  Worms and Vendome Capital the managing members of ParVenture Japan and McKinley , the managing member of Vendome, may be deemed to share voting and dispositive power over the shares held by Multinvest.  Such persons and entities disclaim beneficial ownership of shares held by Multinvest except to the extent of pecuniary interest therein.

45th Parallel is recordholder of 80,424 shares of common stock of the Issuer as of December 31, 2006.  Par SF is the managing member of 45th Parallel, Worms and Vendome Capital the managing members of Par SF and McKinley the managing member of Vendome, may be deemed to share voting and dispositive power over the shares held by 45th Parallel.  Such persons and entities disclaim beneficial ownership of shares held by 45th Parallel except to the extent of pecuniary interest therein.

Double Black Diamond II LLC ("Double Black") is recordholder of 120,635 shares of common stock of the Issuer as of December 31, 2006.  Worms and McKinley, the managing members of Double Black, may be deemed to share voting and dispositive power over the shares held by Double Black and disclaim beneficial ownership of shares held by Double Black except to the extent of pecuniary interest therein.

Vendome Capital is recordholder of 75,515 shares of common stock of the Issuer as of December 31, 2006.  McKinley, the managing member of Vendome Capital, may be deemed to share voting and dispositive power over the shares held by Vendome and disclaims beneficial ownership of shares held by Vendome except to the extent of pecuniary interest therein.

Thomas G. McKinley is recordholder of 50,000 shares of common stock of the Issuer as of December 31, 2006.

(b)

Percent of class:

9.8%  Partech U.S. Partners IV LLC

9.8%  47th Parallel LLC

0.2% 45th Parallel LLC

10.4% Vendome Capital LLC

10.1% Par SF LLC

10.9% Thomas G. McKinley

0.4%  Double Black Diamond II LLC

0.1% Multinvest LLC

0.1% ParVenture Japan Managers LLC

10.6% Vincent R. Worms

	(c)	Number of shares as to which the person has:

(i)

Sole power to vote or to direct the vote

0  Partech U.S. Partners IV LLC

0  47th Parallel LLC

0  45th Parallel LLC

0  Vendome Capital LLC

0  Par SF LLC

50,000 Thomas G. McKinley

0  Double Black Diamond II LLC

0  Multinvest LLC

0  ParVenture Japan Managers LLC

0  Vincent R. Worms

(ii)

Shared power to vote or to direct the vote

3,166,162  Partech U.S. Partners IV LLC

3,166,162  47th Parallel LLC

80,424  45th Parallel LLC

3,362,312  Vendome Capital LLC

3,246,586  Par SF LLC

3,482,947 Thomas G. McKinley

120,635  Double Black Diamond II LLC

40,211  Multinvest LLC

40,211  ParVenture Japan Managers

3,407,432  Vincent R. Worms

(iii)

Sole power to dispose or to direct the disposition of

0  Partech U.S. Partners IV LLC

0  47th Parallel LLC

0  45th Parallel LLC

0  Vendome Capital LLC

0  Par SF LLC

50,000 Thomas G. McKinley

0  Double Black Diamond II LLC

0  Multinvest LLC

0  ParVenture Japan Managers LLC

0  Vincent R. Worms

(iv)

Shared power to dispose or to direct the disposition of

3,166,162  Partech U.S. Partners IV LLC

3,166,162  47th Parallel LLC

80,424  45th Parallel LLC

3,362,312  Vendome Capital LLC

3,246,586  Par SF LLC

3,482,947 Thomas G. McKinley

120,635  Double Black Diamond II LLC

40,211  Multinvest LLC

40,211  ParVenture Japan Managers

3,407,432  Vincent R. Worms

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following   ☐.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
N/A

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person
N/A

Item 8.	Identification and Classification of Members of the Group
N/A

Item 9.	Notice of Dissolution of Group
N/A

Item 10.	Certification

Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 12, 2007
Date

/s/ Thomas G. McKinley
Signature

Partech U.S. Partners IV LLC By: 47th Parallel, LLC, Managing Member PAR SF, LLC, Managing Member Vendome Capital LLC, Managing Member Thomas G. McKinley, Managing Member

February 12, 2007
Date

/s/ Thomas G. McKinley
Signature

45th Parallel LLC By: PAR SF, LLC, Managing Member Vendome Capital LLC, Managing Member Thomas G. McKinley, Managing Member

February 12, 2007
Date

/s/ Thomas G. McKinley
Signature

Multinvest LLC By: ParVenture Japan Managers, LLC, Managing Member Vendome Capital LLC, Managing Member Thomas G. McKinley, Managing Member

February 12, 2007
Date

/s/ Thomas G. McKinley
Signature

Double Black Diamond II LLC By: Thomas G. McKinley, Managing Member

February 12, 2007
Date

/s/ Thomas G. McKinley
Signature

Vendome Capital LLC By: Thomas G. McKinley, Managing Member

February 12, 2007
Date

/s/ Thomas G. McKinley
Signature

Thomas G. McKinley